EXHIBIT (a)(1)(K)
SAPPHIRE EXPANSION CORPORATION
a wholly owned subsidiary of
SAP AMERICA, INC.
a wholly owned subsidiary of
SAP AKTIENGESELLSCHAFT SYSTEME, ANWENDUNGEN, PRODUKTE IN DER DATENVERARBEITUNG (SAP AG)
has increased its offer to purchase for cash
all outstanding shares of common stock
of
RETEK INC.
at
$11.00 net per share
THE AMENDED OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 NOON, NEW YORK CITY TIME, ON FRIDAY, APRIL 1, 2005, UNLESS THE AMENDED OFFER IS EXTENDED.
March 17, 2005
To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:
      We have been appointed by Sapphire Expansion Corporation, a Delaware corporation (“Purchaser”) and a wholly owned subsidiary of SAP America, Inc., a Delaware corporation (“SAP America”), to act as Dealer Manager in connection with Purchaser’s offer to purchase all outstanding shares of common stock, par value $0.01 per share (the “Shares”) of Retek Inc., a Delaware corporation (“Retek”), at $11.00 per Share, net to the seller in cash, without interest thereon (the “Amended Offer Price”), upon the terms and subject to the conditions set forth in the Offer to Purchase dated March 4, 2005, as amended and supplemented by the Supplement thereto dated March 17, 2005 (the “Supplement”), and in the related revised (blue) Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Amended Offer”). Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.
      Tendering stockholders may continue to use the original (white) Letter of Transmittal and the original (gold) Notice of Guaranteed Delivery previously circulated with the Offer to Purchase, or may use the revised (blue) Letter of Transmittal and the revised (green) Notice of Guaranteed Delivery circulated with the Supplement. While the original (white) Letter of Transmittal previously circulated with the Offer to Purchase refers only to the Offer, stockholders using such document to tender their Shares will nevertheless be deemed to be tendering pursuant to the Amended Offer and will receive $11.00 for each Share validly tendered and not properly withdrawn if Shares are accepted for payment by

Purchaser pursuant to the Amended Offer. For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1. The Supplement dated March 17, 2005.

2. The revised (blue) Letter of Transmittal to tender Shares for your use and for the information of your clients. Facsimile copies of the revised (blue) Letter of Transmittal may be used to tender Shares.

3. The revised (green) Notice of Guaranteed Delivery for Shares to be used to accept the Amended Offer if the procedures for tendering Shares set forth in the Offer to Purchase cannot be completed prior to the Expiration Date (as defined in the Supplement).

4. A printed form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Amended Offer.

5. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9.

6. A return envelope addressed to Mellon Investor Services LLC, the Depositary.

      WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE AMENDED OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 NOON, NEW YORK CITY TIME, ON FRIDAY, APRIL 1, 2005, UNLESS THE AMENDED OFFER IS EXTENDED.
      Please note the following:

1. The Amended Offer Price is $11.00 per Share, net to the seller in cash without interest thereon.

2. The Amended Offer is being made for all outstanding Shares.

3. The board of directors of Retek has unanimously approved the Amended Offer and the Merger (as defined below) and determined that the terms of the Amended Offer and the Merger are fair to, and in the best interest of, the stockholders of Retek, and unanimously recommends that stockholders of Retek accept the Amended Offer and tender their Shares.

4. The Amended Offer is being made pursuant to the Agreement and Plan of Merger dated as of February 28, 2005, as amended by the Amendment to the Merger Agreement dated as of March 16, 2005 among SAP America, Purchaser and Retek (the “Amended Merger Agreement”) pursuant to which, following the consummation of the Amended Offer and the satisfaction or waiver of certain conditions, Purchaser will be merged with and into Retek (the “Merger”), with Retek surviving the Merger as a wholly owned subsidiary of SAP America. In the Merger, each outstanding Share (other than Shares owned by SAP America, Purchaser or Retek or by Retek stockholders, if any, who are entitled to and who properly exercise appraisal rights under Delaware law) will be converted into the right to receive $11.00, in cash, without interest thereon, as set forth in the Amended Merger Agreement and described in the Supplement.

5. THE AMENDED OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 NOON, NEW YORK CITY TIME, ON FRIDAY, APRIL 1, 2005, UNLESS THE AMENDED OFFER IS EXTENDED.

6. The Amended Offer is conditioned upon, among other things, (1) there being validly tendered and not withdrawn prior to the expiration of the Amended Offer a number of Shares of common stock of Retek that represent at least a majority of the total number of outstanding Shares on a fully diluted basis (the “Minimum Condition”) and (2) the receipt of any approval required by the German Federal Cartel Office, either by receipt of a written notification or by expiration of any applicable waiting period, and any other similar and necessary foreign approvals or waiting periods applicable to the purchase of Shares pursuant to the Amended Offer having expired or been terminated. Purchaser will not waive the Minimum Condition. The Amended Offer is also subject to the other conditions set forth in the Supplement. See Sections 1 and 14 of the Supplement.

7. Notwithstanding any other provision of the Amended Offer, payment for Shares tendered and accepted for payment pursuant to the Amended Offer will in all cases be made only after timely receipt by the Depositary of

(a) the share certificates evidencing such Shares or a timely confirmation (a “Book-Entry Confirmation”) of the book-entry transfer of such Shares into the Depositary’s account at The Depository Trust Company, (b) either the original (white) or the revised (blue) Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent’s Message (as defined in the Offer to Purchase) in connection with a book-entry transfer, in lieu of a Letter of Transmittal, and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE AMENDED OFFER PRICE BE PAID BY PURCHASER, REGARDLESS OF ANY EXTENSION OF THE AMENDED OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.
      In order to take advantage of the Amended Offer, certificates for all tendered Shares in proper form for transfer (or a Book-Entry Confirmation with respect to all such Shares), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal), and any required documents must be received by the Depositary, all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.
      Any Holder who desires to tender Shares and whose certificates for Shares are not immediately available, or who cannot comply with the procedures for book-entry transfer on a timely basis, or who cannot deliver all required documents to the Depositary prior to the Expiration Date, may tender such Shares by following the procedures for guaranteed delivery set forth in Section 3 of the Offer to Purchase.
      Purchaser will not pay any fees or commissions to any broker, dealer or other person (other than the Dealer Manager and the Information Agent as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Amended Offer. Purchaser will, however, upon request, reimburse you for customary clerical and mailing expenses incurred by you in forwarding any of the enclosed materials to your clients. Purchaser will pay any stock transfer taxes incident to the transfer to it of validly tendered Shares as well as any charges and expenses of the Dealer Manager, the Information Agent and the Depositary.
      Any inquiries you may have with respect to the Amended Offer or requests for additional copies of the enclosed materials should be addressed to Mellon Investor Services LLC, the Information Agent for the Amended Offer, or to the undersigned at the address and telephone numbers set forth on the back cover of the Supplement.

Very truly yours,

Credit Suisse First Boston LLC
NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU THE AGENT OF PURCHASER, SAP AMERICA, THE DEALER MANAGER, THE INFORMATION AGENT, THE DEPOSITARY OR ANY AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANOTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE AMENDED OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

3